Exhibit 4.16

          GUARANTEE made as of May 14, 2009 with an effective date of September 28, 2009.

AMONG:
COPERNIC INC., a corporation duly incorporated under the laws of Ontario, having its head office at 66 Wellington Street West, Suite 4200, Toronto, Ontario, M5K 1N6, herein acting and represented by Marc Ferland, its President and Chief Executive Officer, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Seller”)

AND:
EMPRESARIO INC., a corporation duly incorporated, under the laws of Illinois, having its head office at 216 S. Jefferson, Suite 304, Chicago, Illinois, USA, 60661, herein acting and represented by Omar Solis, its President, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Purchaser”)

AND:	OMAR SOUS, a businessman residing at
216 S. Jefferson, Ste. 304
Chicago, IL 60661

(hereinafter referred to as the “Guarantor”)

          WHEREAS the Seller and the Purchaser have entered into as of the date hereof an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Seller has agreed to sell and the Purchaser has agreed to purchase certain of the Seller’s assets relating to mamma.com and the Ad Network (the “Business”);

          WHEREAS the Guarantor has agreed, solidarity with the Purchaser and without the benefit of division or discussion, to absolutely and irrevocably guarantee to the Seller the payment by the Purchaser of all Interest (as defined in the Asset Purchase Agreement) accrued and unpaid under the Asset Purchase Agreement in the event of a Default (as defined in the Asset Purchase Agreement) by the Purchaser;

          WHEREAS the Parties wish that the Guarantee (as defined hereunder) to become effective ninety (90) days following the Closing Date (as defined in the Asset Purchase Agreement);

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES HERETO AGREE AS FOLLOWS:

Guarantee

ARTICLE 1
GUARANTEE

1.1
The Guarantee. Subject to the provisions hereof, the Guarantor solidarity with the Purchaser and without benefit of division and discussion, hereby absolutely and irrevocably guarantees (the “Guarantee”) to the Seller the payment by the Purchaser of all Interest accrued and unpaid under the Asset Purchase Agreement (the “Obligations”) in the event of a Default by the Purchaser. This Guarantee is a continuing guarantee and, subject to the limitations in Sections 1.3 and 1.4 hereof, shall apply to and secure payment and performance of any and all Obligations.

1.2	Guarantee Absolute. Subject to the provisions hereof, the liability of the Guarantor hereunder shall be absolute and unconditional irrespective of:

	(a)	any change in the name, objects, capital, charter documents or by-laws of the Purchaser; or

	(b)	any amalgamation, merger or reorganization including, without limitation, any such reorganization occurring by reason of the bankruptcy of the Purchaser.

The Purchaser’s Obligations are hereby guaranteed notwithstanding that it shall have been in excess of the powers of the Purchaser to enter into this Guarantee and the Asset Purchase Agreement or to perform its obligations therein or that the Purchaser shall be subject to any incapacity, disability or lack or limitation of status in respect thereof.

1.3
Demand Upon Guarantor. The Seller shall not be bound or obliged to pursue any remedy or exhaust its recourse against the Purchaser in respect of any of the Obligations before being entitled to require the Guarantor to honour this Guarantee in respect of such Obligations.

(a)
In the event that a Default by the Purchaser and the other provisions of this Guarantee shall have been satisfied, which shall entitle the Seller to require the Guarantor to honour this Guarantee, the Seller may require the Guarantor to honour this Guarantee in respect of such Obligation by giving a notice in writing to the Guarantor specifying therein the Obligation and therein requiring the Guarantor to honour this Guarantee in respect of such Obligation.

(b)
In honouring this Guarantee, the Guarantor shall be entitled to perform any Obligation on the same terms and conditions and subject to the same rights and limitations as would have been applicable to the carrying out of such Obligation by the Purchaser under the Asset Purchase Agreement.

1.4
Rights, Defences and Equities. In any action by the Seller to enforce this Guarantee against the Guarantor, the Guarantor shall be entitled in relation to any Obligation, to any and all rights, defences and equities to which the Purchaser would be entitled in respect of such Obligation other than rights, defences or equities:

	(a)	resulting from the bankruptcy, insolvency, incapacity, disability, lack or limitation of status or termination of the existence of the Purchaser;

Guarantee

	(b)	resulting from the failure of the Purchaser to duly authorize, execute or deliver any of the Asset Purchase Agreement; or

(c)
otherwise available or applicable to the Purchaser that would not have been available or applicable to the Guarantor if it were a party to the Asset Purchase Agreement in the place and stead of the Purchaser.

1.5	Representations of the Guarantor. The Guarantor represents and warrants as follows to the Seller and acknowledges and confirms that the Seller is relying upon such representations of the Guarantor:

	(a)	the Guarantor has all the capacity to execute and deliver, and to observe and perform his covenants and obligations under this Guarantee;

(b)
this Guarantee has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor by the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)
No action (including the giving of any consent, licence, right, approval, authorization, registration, order or permit) of, or filing with, any Authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by the Guarantor of this Guarantee or in order to render this Guarantee legal, valid, binding or enforceable except those actions which have been obtained or filings which have been made.

1.6	Effective Date. Notwithstanding the actual date and time of execution of this Guarantee, the parties expressly agree that the Guarantee shall be effective as of September 28, 2009.

ARTICLE 2
GENERAL

2.1	Time. Time is of the essence of each provision of this Agreement.

2.2	Notices. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

	(a)	delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

	(b)	sent by prepaid first class mail; or

	(c)	sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (“Transmission”); and

Guarantee

in the case of a notice to the Seller, addressed to it at:

COPERNIC INC.
66 Wellington Street West
Suite 4200
Toronto, Ontario M5K 1N6

Attention: President and Chief Executive Officer
Telecopier: (514) 876-0886

in the case of a notice to the Seller, with a copy to:

Fasken Martineau DuMoulin llp
Stock Exchange Tower
Suite 3400 P.O. Box 242
800 Place Victoria
Montreal, Quebec
H4Z 1E9

Attention: Mtre Peter Villani
Telecopier: (514) 397-7600

in the case of a notice to the Purchaser, addressed to it at:

Empresario Inc.
216 S. Jefferson
Suite 304
Chicago, Illinois, USA
60661

Attention: President
Telecopier: (312) 379-0180 or (312) 264-0453

in the case of a notice to the Guarantor, addressed to it at:

Omar Solis

216 S. Jefferson
Suite 304
Chicago, IL 60661

Telecopier:	(312) 379-0180 or (312) 264-0453

Guarantee

Each notice sent in accordance with this Section shall be deemed to have been received, either on the day it was delivered, or on the third (3rd) Business Day after it was mailed (excluding each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause), or on the same day that it was sent by Transmission, or on the first (1st) Business Day thereafter if the day on which it was sent by Transmission was not a Business Day, as the case may be. Any Party may change its address for notice by giving notice to the other Parties in the manner set out above.

2.3
Assignment. Neither the Guarantor, the Seller nor the Purchaser may assign any rights or benefits under this Guarantee, including the benefit of any representation or warranty, to any Person. The Guarantor, the Seller and the Purchaser agree to perform each of their obligations under this Guarantee, and not to arrange for any other Person to perform those obligations on their behalf. No assignment of benefits or arrangement for substituted performance by the Guarantor, the Seller or the Purchaser shall be of any effect, except to the extent that the Guarantor, the Purchaser or the Seller has consented to such performance in writing. Subject to the foregoing, this Guarantee shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party).

2.4
Further Assurances. Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Guarantee.

2.5
Counterparts. This Guarantee may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

2.6
Language. The parties have expressly required that this Guarantee and all documents and notices relating hereto be drafted in English only. Les parties aux présentes ont expressément exigé que le présent cautionnements et tous les documents el avis qui y sont afférents soient rédigés en anglais seulement.

2.7
Facsimile Execution. To evidence the fact that it has executed this Guarantee, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission. That Party shall be deemed to have executed this Guarantee on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Guarantee executed by such Parties.

Guarantee

          IN WITNESS WHEREOF the parties hereto have executed this Guarantee as of the date set out above.

COPERNIC INC.

Per:
Mare Fenland

EMPRESARIO INC.
Per:
Omar Solis

OMAR SOLIS

Guarantee